UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☒	Definitive Information Statement

TELANETIX, INC.
(Name of the Registrant as Specified in its Charter)

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1.	Title of each class of securities to which transaction applies:

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☐
Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TELANETIX, INC.
11201 SE 8th Street, Suite 200
Bellevue, Washington 98004

NOTICE OF ACTION BY
WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUIRED TO SEND US A PROXY

Dear Stockholder:

This Information Statement is being furnished by the Board of Directors of Telanetix, Inc., a Delaware corporation, to holders of record of the company’s common stock, $0.0001 per share, at the close of business on July 14, 2010, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.  The purpose of this Information Statement is to inform the company’s stockholders of actions taken by written consent of the holders of a majority of the company’s voting stock dated July 14, 2010.  This Information Statement shall be considered the notice required under Section 228 of the Delaware General Corporation Law.

The actions taken by written consent of the holders of a majority of the company’s voting stock will not become effective until at least 20 days after the mailing of this Information Statement.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

Date: August 9, 2010

By order of the Board of Directors:

/s/ Douglas N. Johnson
Douglas N. Johnson
Chief Executive Officer and Director

TELANETIX, INC.
11201 SE 8th Street, Suite 200
Bellevue, Washington 98004

_______________________________

INFORMATION STATEMENT
________________________________

Introduction

Telanetix, Inc., a Delaware corporation, with its principal executive offices located at 11201 SE 8th Street, Suite 200, Bellevue, Washington 98004, is sending you this Information Statement to notify you of actions that the holders of a majority of the company’s outstanding voting capital stock have taken by written consent, in lieu of a special meeting of stockholders. References in this Information Statement to the “Company,” “our company,” “us,” “we,” or “our” are to Telanetix, Inc., a Delaware corporation.

Copies of this Information Statement are being mailed on or before August 13, 2010 to the holders of record on July 14, 2010 (the “Record Date”) of the outstanding shares of our common stock.

General Information

The following actions were authorized by the written consent of the holders of a majority of the Company’s outstanding voting capital stock, in lieu of a special meeting on July 14, 2010:

1.
An amendment to the certificate of incorporation to increase the authorized common stock of the Company from three hundred million (300,000,000) shares to six hundred million (600,000,000) shares (the “Charter Amendment”); and

2.           Adoption of the Company’s 2010 Stock Incentive Plan (the “2010 Plan”).

On June 30, 2010, the Board of Directors of the Company (the “Board”) unanimously adopted resolutions approving the 2010 Plan and on July 14, 2010, the Board unanimously adopted resolutions approving the Charter Amendment.

Pursuant to Rule 14C-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the earliest date the Charter Amendment can become effective is 20 calendar days after the mailing of this Information Statement.  Following the 20th calendar day after the mailing of this Information Statement, the 2010 Plan will be effective as of July 2, 2010.  It is recommended that you read the Information Statement in its entirety for a full description of the actions approved by the majority  of the Company’s outstanding voting capital stock.

Each share of the Company’s common stock entitles its holder to one vote on each matter submitted to stockholders of the Company.   However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by written consent, and having sufficient voting power to approve such actions through their ownership of the capital stock, no other consents are solicited in connection with this Information Statement.

Expenses in connection with the distribution of this Information Statement will be paid by the Company.  The Company will request brokerage houses, nominees, custodian, fiduciaries and other similar persons  or entities to forward this Information Statement to beneficial owners of its voting securities held of record by them, and the Company will reimburse those persons or entities for our-of-pocket expenses incurred in forwarding the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND A PROXY.

VOTES REQUIRED; MANNER OF APPROVAL

Actions By Written Consent

Under Section 228 of the Delaware General Corporation Law (the “DGCL”) and our bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon consented to such action in writing.  Prompt notice of any action so taken by written consent must be provided to all stockholders.

As of the Record Date, 282,560,714 shares of our common stock were issued and outstanding with the holders thereof being entitled to cast one vote per share. As of the Record Date, EREF-TELA, LLC, HCP-TELA, LLC and CBG-TELA, LLC, all of whom are affiliates of Hale Capital Partners, LP (collectively, the “Majority Holders”), collectively held 225,492,765 shares of our common stock, which represented approximately 83% of the shares outstanding.

Certificate of Amendment to Certificate of Incorporation

Under Section 242 of the DGCL and our bylaws, approval of an amendment to our certificate of incorporation requires the affirmative vote of the holders of a majority of the voting power of our common stock.

In accordance with the DGCL and our bylaws, acting by written consent, the Majority Holders approved the Charter Amendment.  As a result, no additional vote or consent is required by our other stockholders to approve the adoption of the Charter Amendment.

2010 Equity Incentive Plan

The Majority Holders, acting by written consent, approved the 2010 Plan.  As a result, no additional vote or consent is required by our other stockholders to approve the adoption of the 2010 Plan.

Dissenters’ Rights

Stockholders do not have any dissenters’ rights or appraisal rights in connection with the approval of the Charter Amendment or the 2010 Plan.

AMENDMENT TO CERTIFICATE OF INCORPORATION
INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board and our stockholders have approved an increase in the number of our authorized shares of common stock from three hundred million (300,000,000) shares to six hundred million (600,000,000) shares.

The certificate of amendment to our certificate of incorporation reflecting the Charter Amendment is attached hereto as Exhibit A.  The text of the certificate of amendment is subject to revision for such changes as may be required by the Delaware Secretary of State.  The Charter Amendment will become effective upon the filing of the certificate of amendment to our certificate of incorporation with the Secretary of State of Delaware, which filing will not occur until at least 20 calendar days after the mailing of this Information Statement, and which we expect to occur promptly following the lapse of such 20-day period.

The terms of the additional shares of common stock will be identical to those of our other shares of common stock.  The authorization and subsequent issuance of additional shares of common stock may reduce the percentage of ownership interest of our current stockholders in the total outstanding shares of common stock.  The Charter Amendment and the creation of the additional shares of authorized common stock will not otherwise alter the relative rights and limitations of our current stockholders.

Reason for Increase

The Board and our stockholders approved the increase in authorized common stock in order to ensure that we had sufficient shares of common stock to meet our existing obligations, as described in greater detail below, and to provide our company with additional authorized shares of common stock so that we would have the ability to issue shares from time to time as may be appropriate for proper business purposes, such as raising additional capital for ongoing operations, establishing strategic relationships, acquiring or investing in complementary businesses and providing equity incentives to employees.

Existing Obligations to Issue Common Stock

At the present time, we do not have sufficient shares of common stock to meet our existing obligations to issue common stock.  As of the Record Date, we had 282,560,714 shares of common stock outstanding and 300,000,000 shares authorized for issuance.

On June 30, 2010, we entered into a securities purchase agreement, with the Majority Holders, pursuant to which in exchange for $10.5 million, we agreed to issue to the Majority Holders $10.5 million of senior secured notes and 287,501,703 unregistered shares of our common stock.  At the closing of the transactions contemplated by the securities purchase agreement, which occurred on July 2, 2010, we issued the notes to the Majority Holders and 225,492,765 shares of common stock.  We agreed to issue the remaining 62,008,938 shares of common stock following an amendment to our certificate of incorporation to increase our authorized capital stock to permit the additional issuance.

Additionally, subject to securing stockholder approval of the 2010 Plan and the Charter Amendment, we have granted options to purchase 62,432,901 shares of common stock to certain employees in the form of nonqualified stock options under the 2010 Plan effective as of July 2, 2010.

Subject to the effectiveness of the Charter Amendment, after the issuance of all of the shares of common stock to the Majority Holders, and if all of the Company’s currently outstanding options and warrants are exercised, excluding awards granted under the 2010 Plan which are discussed in the next sentence, the Company will have approximately 357,967,536 shares of common stock outstanding. In addition, as explained in more detail below, under the terms of the 2010 Plan, the Company has reserved 89,189,859 shares of common stock for issuance under the 2010 Plan. To the extent that the total number of shares that may be issued under the 2010 Plan have not been issued immediately prior to a change of control transaction, the committee that administers the 2010 Plan shall grant such unissued shares in the form of awards under the plan immediately prior to such change of control transaction, subject to vesting provisions set forth in the plan and other terms and conditions of the awards determined by the committee. Subject to the effectiveness of the Charter Amendment, the Company has also reserved 77,881,620 shares of common stock for issuance in connection with a proposed rights offering. Accordingly, following the completion of the rights offering, the Company will have issued or reserved for issuance 525,039,015 shares of common stock.

Other Business Purposes

In addition to the reason discussed above, as explained in more detail below, our board of directors believes that an increase in our authorized capital stock is also advisable because such increase will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

The increased reserve of shares available for issuance would give us the flexibility of using common stock to raise capital and/or as consideration in acquiring other businesses.  Such acquisitions may be effected using shares of common stock or other securities convertible into common stock and/or by using capital that may need to be raised by selling such securities.  The current number of available authorized shares of common stock limits our ability to effect acquisitions of businesses using shares of our common stock or issuing shares to raise capital to fund such acquisitions or for other purposes.  We do not have any agreement, arrangement or understanding at this time with respect to any specific acquisition for which the authorized shares would be issued.

The increased reserve of shares available for issuance may also be used to facilitate public or private financings.  If required operating funds cannot be generated by operations, we may need to, among other things, issue and sell unregistered common stock, or securities convertible into common stock, in private transactions.  We have no plans or agreements in place for any financing at this time.  Such transactions might not be available on terms favorable to us, or at all.  We may sell common stock at prices less than the public trading price of the common stock at the time, and we may grant additional contractual rights to purchase the common stock not available to other holders of common stock, such as warrants to purchase additional shares of common stock or anti-dilution protections.

The flexibility given to our board of directors to issue additional shares of common stock could also enhance our ability to negotiate on behalf of our stockholders in a takeover situation and have an anti-takeover effect.  The authorized but unissued shares of common stock could be used by our board of directors to discourage, delay or make more difficult a change in the control of our company.  For example, such shares could be privately placed with purchasers who might align themselves with our board of directors in opposing a hostile takeover bid.  The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock.  Stockholders should therefore be aware that approval of this proposal could facilitate future efforts by our board of directors to deter or prevent changes in control of our company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. The increase in our authorized capital stock, however, is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or to obtain control of our Company.

The availability of additional shares of common stock is particularly important in the event that our board of directors needs to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action.

Effects of Increase

The additional authorized but unissued shares of common stock may generally be issued from time to time for such proper corporate purposes as may be determined by our board of directors, without further action or authorization by our stockholders, except for some limited circumstances where stockholder approval is required by law or the listing standards of any stock exchange on which our common stock may be listed at such time.  Our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or rules.

The possible future issuance of shares of equity securities consisting of common stock or securities convertible into common stock could affect our current stockholders in a number of ways. In general, the issuance of new shares of common stock will cause immediate dilution of the ownership interests of and the voting power of our existing stockholders, may affect the amount of dividends, if any, paid to such stockholders and may reduce the share of the proceeds of our company that they would receive upon the future liquidation, if any, of our company.

In addition, the future issuance of shares of equity securities could:

•
dilute the market price of our common stock, to the extent that the shares of common stock are issued and sold at prices below current trading prices of the common stock, or if the issuance consists of equity securities convertible into common stock, to the extent that the securities provide for the conversion into common stock at prices that could be below current trading prices of the common stock;

•	dilute the earnings per share, if any, and book value per share of the outstanding shares of common stock; and
•	make the payment of dividends on common stock, if any, potentially more expensive.

Interest of Certain Persons on Matters to be Acted Upon

The following persons may be deemed to have an interest in effecting the Charter Amendment:

Martin Hale, Jr., a director of the Company, is the chief executive officer and sole owner of Hale Fund Management, LLC, a Delaware limited liability company, which is the manager of EREF-TELA, LLC and CBG-TELA, LLC, and both entities are entitled to receive shares of our common stock upon the effectiveness of the Charter Amendment. Additionally, Mr. Hale is the managing member and sole owner of Hale Fund Partners, LLC, a Delaware limited liability company, which is the general partner of Hale Capital Partners, LP, a Delaware limited partnership.  Hale Capital Partners, LP, is the managing member of HCP-TELA, LLC who is entitled to receive shares of our common stock upon the effectiveness of the Charter Amendment.

Each of Douglas N. Johnson and J. Paul Quinn, both of which are our executive officers, have been granted options to purchase shares of our common stock under the 2010 Plan.  Such grants are subject to the effectiveness of the Charter Amendment and, as explained in more detail below, stockholder approval of the 2010 Plan.

APPROVAL OF THE  2010 EQUITY INCENTIVE PLAN

The 2010 Plan is intended to aid the Company and its affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards. The Board and our stockholders have approved the adoption of the 2010 Plan and 89,189,859 shares of common stock, subject to the effectiveness of the Charter Amendment, have been reserved for awards under the 2010 Plan. Subject to the effectiveness of the Charter Amendment, non-qualified stock options have been granted under the 2010 Plan to purchase an aggregate of 62,432,901 shares of common stock.

Description of the 2010 Plan

The following is a summary of the 2010 Plan and is qualified in its entirety by reference to its full text, a copy of which is attached to this Information Statement as Exhibit B.

The 2010 Plan was approved by the Board on June 30, 2010 to be effective as of July 2, 2010, and provides for the grant of up to 89,189,859 shares of common stock pursuant to nonqualified stock options, which we refer to as “NSOs”, or, subject to the consent of Hale Capital Partners, LP and its affiliates (including the Majority Holders), which we collectively refer to in this section as “Hale”, other stock-based awards for employees, directors or consultants. We refer to the NSOs and other stock-based awards that may be awarded under the 2010 Plan as “awards” in this Information Statement.

The 2010 Plan has a term of ten years and no grants may be made under the 2010 Plan after July 2, 2020, but the 2010 Plan will continue in effect thereafter if and for so long as previously granted awards remain outstanding.

Administration of the 2010 Plan

The 2010 Plan will be administered by the compensation committee of the Board, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Committee”)

The Committee has the power and authority to make grants of awards to eligible persons under the 2010 Plan, including the selection of such recipients, the determination of the size of the grant, and the determination of the terms and conditions, not inconsistent with the terms of the 2010 Plan.

The Committee also has the authority, in its discretion, to prescribe, amend and rescind the administrative rules, guidelines and practices governing the 2010 Plan as it shall from time to time deem advisable. The Committee may construe and interpret the terms of the 2010 Plan and any awards issued under the 2010 Plan and any agreements relating thereto and otherwise supervise the administration of the 2010 Plan. In addition, the Committee may modify or amend awards granted under the 2010 Plan. All decisions made by the Committee pursuant to the provisions of the 2010 Plan are final and binding on all persons, including the Company and all plan participants.

Eligibility

Employees and directors of, and consultants providing services to, the Company or its affiliates are eligible to receive awards under the 2010 Plan. The Committee shall select from among the eligible persons under the 2010 Plan, from time to time in its sole discretion, to grant awards, and the Committee shall determine the number of shares covered by each grant, not inconsistent with the terms of the 2010 Plan.

Nonqualified Stock Options

NSOs may be granted to eligible persons alone or in addition to other stock-based awards, not inconsistent with the terms of the 2010 Plan. The maximum number of shares of common stock that may be subject to NSOs granted during any calendar year to any eligible person is 18,000,000.

Seventy percent of the shares eligible for issuance as NSOs under the 2010 Plan, all of which have already been approved for issuance by the Board, will vest in four tranches at varying exercise prices as follows:

Tranche 1: 50% of the shares subject to an award are exercisable at $0.03852 per share, and vest when Hale receives cash proceeds in return on its invested capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company equal to no less than one times its invested capital plus a 4% annual return on such invested capital, compounded annually.  Notwithstanding the foregoing, 10% of the Tranche 1 shares vests on the first anniversary of the grant date, and 2.5% of the Tranche 1 shares vest at the end of each of the next eight quarters thereafter through the third anniversary of the grant date.

Tranche 2: 16.65% of the shares subject to the options are exercisable at $0.07704 per share, and vest when Hale receives cash proceeds in return on its invested capital in the Company equal to no less than two times its invested capital plus a 4% annual return on such invested capital, compounded annually.

Tranche 3: 16.65% of the shares subject to the options are exercisable at $0.07704 per share, and vest when Hale receives cash proceeds in return on its invested capital in the Company equal to no less than three times its invested capital plus a 4% annual return on such invested capital, compounded annually.

Tranche 4.  The balance of the shares subject to the options are exercisable at $0.07704 per share and vest when Hale receives cash proceeds in return on its invested capital in the Company equal to no less than four times its invested capital plus a 4% annual return on such invested capital, compounded annually.

The remaining 30% of the shares eligible for issuance under the 2010 Plan, including shares subject to an award which has been forfeited, expired or is otherwise terminated without the issuance of such shares, will vest in four tranches at varying exercise prices as follows:

Tranche 1: 50% of the shares subject to an award are exercisable at $0.03852 per share, and vest when Hale receives cash proceeds in return on its invested capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company equal to no less than one times its invested capital plus a 4% annual return on such invested capital, compounded annually.  Notwithstanding the foregoing, 10% of the Tranche 1 shares vests on the first, second and third anniversaries of the date of grant.

 Tranche 2: 16.65% of the shares subject to the options are exercisable at $0.07704 per share, and vest when Hale receives cash proceeds in return on its invested capital in the Company equal to no less than two times its invested capital plus a 4% annual return on such invested capital, compounded annually.

Tranche 3: 16.65% of the shares subject to the options are exercisable at $0.07704 per share, and vest when Hale receives cash proceeds in return on its invested capital in the Company equal to no less than three times its invested capital plus a 4% annual return on such invested capital, compounded annually.

Tranche 4.  The balance of the shares subject to the options are exercisable at $0.07704 per share and vest when Hale receives cash proceeds in return on its invested capital in the Company equal to no less than four times its invested capital plus a 4% annual return on such invested capital, compounded annually.

Once vested, NSOs are exercisable in whole or in part at any time during the option period by giving written notice to the Company and paying the option price (i) in cash or its equivalent; (ii) through delivery of shares of common stock having a fair market value equal to the purchase price and satisfying such other requirements as may be imposed by the Company; provided that such shares have been held by the optionee for no less than six months (or such other period as established by the Company or generally acceptable accounting principles); (iii) any combination of (i) and (ii); or (iv) such other method approved by the Committee.  To the extent that the exercise price of an NSO is less than the fair market value of the underlying common stock at the date of the grant, then the exercisability of such NSO shall comply with Section 409A of the Internal Revenue Code or fall within an exception under such section.

Stock-Based Awards

Subject to the consent of Hale, the Committee may grant other stock-based awards, which may be granted alone or in addition to NSOs.  The Committee, subject to the consent of Hale, will determine the number of shares of common stock to award under stock-based awards, whether such awards will be settled in cash, shares of common stock or a combination thereof and all other terms and conditions of stock-based awards.  Stock-based awards will vest in the same manner as NSOs.

Transferability

Unless otherwise determined by the Committee, awards are not transferable or assignable other than by will or by the laws of the descent and distribution; provided that any transferees will be subject to the terms and conditions of the award.

Effect of Certain Corporate Transactions

In the event of any change in the outstanding shares of common stock by reason of any common stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of shares of common stock or other corporate exchange, or any distribution to the common stockholders (other than regular cash dividends) or any transaction similar to the foregoing, the Committee, without liability to any person, shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares of common stock or other securities issued or reserved for issuance pursuant to the 2010 Plan or pursuant to outstanding awards, (ii) the option price and/or (iii) any other affected terms of such awards.

In the event of a change of control, the Committee may, with the consent of Hale, provide for (i) the termination of any award upon the consummation of the change of control, but only if such award has vested and been paid out or the participant has been permitted to exercise the award in full for a period of not less than 10 days prior to the change of control, (ii) acceleration of all or any portion of an award, (iii) the payment of any amount (in cash or, in the discretion of the Committee, in the form of consideration paid to stockholders of the Company in connection with such change of control) in exchange for the cancellation of such award which, in the case of NSOs, may equal the excess, if any, of the fair market value of the shares of common stock subject to such NSO over the option price of such NSO, and/or (iv) issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award previously granted under the 2010 Plan.

Additionally, the terms of the 2010 Plan provide that to the extent that the total number of shares that may be issued under the plan have not been issued immediately prior to a change of control transaction, the Committee shall grant such unissued shares in the form of awards under the 2010 Plan immediately prior to such change of control transaction, subject to vesting provisions set forth in the plan and other terms and conditions of the awards determined by the Committee.

Benefits under the 2010 Plan

The table below shows, for the persons set forth below and the other groups indicated, the number of shares of common stock subject to NSOs granted under the 2010 Plan as of the date this Information Statement is being mailed to stockholders.  All such grants are subject to the effectiveness of the Charter Amendment.  Other than the grants described in the table below, we have not determined the number or type of awards that we may grant under the 2010 Plan in the future.

Name and Position	Average Per Share Exercise Price	Number of Shares Underlying Option Grants
Douglas N. Johnson	(1)	17,851,460
CEO
J. Paul Quinn	(1)	6,085,434
CFO
Executive Officer Group	(1)	23,936,894
Non-Executive Director Group	--	--
Non-Executive Officer Employee Group	(1)	38,496,007
(1)	Fifty percent of the shares subject to the options have an exercise price of $0.03852 per share and the remaining 50% of the shares subject to the options have an exercise price of $0.07704 per share.

Interest of Certain Persons on Matters to be Acted Upon

As reported in the table above, each of Douglas N. Johnson and J. Paul Quinn, both of which are our executive officers, have been granted NSOs under the 2010 Plan.  Such grants are subject to the effectiveness of the Charter Amendment and stockholder approval of the 2010 Plan.  Accordingly, such persons may be deemed to have an interest in effecting such actions.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2010 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Nonqualified Stock Options.  A participant will generally recognize no taxable income as the result of receiving a NSO. Upon exercise of a NSO, an individual normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised. Upon the sale of stock acquired by the exercise of a NSO, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the company with respect to the grant of a NSO or the sale of the stock acquired pursuant to such grant. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a NSO, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Under the 2010 Plan, the company may also issue other stock-based awards.  The types of other stock-based awards that will be granted, if any, is not currently known, but may be in the form of stock appreciation rights, restricted stock or stock units.

Stock Appreciation Rights.  In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Restricted Stock.  If a participant is awarded or purchases restricted shares, he or she normally does not have ordinary income equal to the excess of the fair market value of the shares at the time over the purchase price, if any.

The participant may make an election under Section 83(b) of the Internal Revenue Code to be taxed on restricted stock at the time it is acquired rather than later, when the substantial risk of forfeiture lapses. The so-called “83(b) election” must be made not later than 30 days after the transfer of the shares to the participant and must satisfy certain other requirements. If the participant makes an effective 83(b) election, he or she will realize ordinary income equal to the fair market value of the shares as of the time of acquisition, less any price paid for the shares. Fair market value for this purpose is to be determined without regard to the forfeiture restrictions. If he or she makes an effective 83(b) election, no additional income will result by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the plan, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if the participant makes an effective 83(b) election in connection with an award or purchase of stock subject to a substantial risk of forfeiture and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what he or she paid for the shares (if anything) over the amount (if any) reimbursed in connection with the forfeiture.

Stock Units.  An award of stock units does not itself result in taxable income. When the participant actually acquires the shares of stock, unless the shares are restricted, he or she will have ordinary income equal to the value of the shares at that time. If the shares delivered are restricted for tax purposes, the participant will instead be subject at that time to the rules described above for restricted stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2009, the number of securities issuable pursuant to equity compensation plans. As of December 31, 2009, our only equity compensation plan was the Telanetix, Inc. 2005 Equity Incentive Plan (the “2005 Plan”). As of December 31, 2009, options to purchase an aggregate of 10,873,043 shares of common stock were outstanding. Our stockholders approved the 2005 Plan in August 2006, at which time the stockholders approved the issuance of up to 5 million shares of common stock upon exercise of options granted thereunder. In November 2007, the Board approved an amendment to the 2005 Plan to increase the number of shares of common stock available for grant to 8.5 million shares. In December 2008, the Board approved an additional amendment to the 2005 Plan to increase the number of shares of common stock available for grant to 15.5 million shares and our stockholders approved such increase at the 2009 annual meeting of stockholders. In connection with the adoption of the 2010 Plan, the Board determined to not grant any future awards under the 2005 Plan, or amend or modify any awards currently outstanding that were granted thereunder. Outstanding awards granted under the 2005 Plan will continue to remain outstanding in accordance with their terms and will be governed by their applicable award agreements and the terms of the 2005 Plan.

			Number of securities
			remaining available for
	Number of securities		future issuance under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options	outstanding options	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,873,043	$0.27	4,626,957	(1)
Equity compensation plans not approved by security holders	0	$0	0
Total	10,873,043	$0.27	4,626,957	(1)
(1) In connection with the adoption of the 2010 Plan on June 30, 2010, the Board determined to not grant any future awards under the 2005 Plan, or amend or modify any awards currently outstanding that were granted thereunder. Outstanding awards granted under the 2005 Plan will continue to remain outstanding in accordance with their terms and will be governed by their applicable award agreements and the terms of the 2005 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 16, 2010 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the Securities and Exchange Commission.  Under the Securities and Exchange Commission rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any options, warrants or other rights.  Shares subject to options, warrants or other rights are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Except as indicated below and under applicable community property laws, we believe that the beneficial owners identified in this table have sole voting and investment power with respect to all shares beneficially owned by such beneficial owner.

Percentage of beneficial ownership is based on 282,560,714 shares of common stock outstanding as of July 16, 2010, plus 62,008,938 shares of common stock that will be issued to affiliates of Hale Capital Partners, LP, which shares will be issued following the effectiveness of the Charter Amendment.  See footnote (1) to the table below.

  Information with respect to beneficial ownership has been furnished by each director, executive officer or five percent or more stockholder, as the case may be.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Hale Capital Partners, LP (1)	287,501,703	83.4%

Named Executive Officers and Directors:
Steven J. Davis (2)	420,000	**
Charles Hale (3)	--	**
Martin Hale, Jr. (1)	287,501,703	83.4%
Douglas N. Johnson (2)	5,600,358	1.6%
J. Paul Quinn (2)	2,018,827	**
David A. Rane (2)	400,000	**

All Executive Officers and Directors as a group (6 persons)	293,946,617	84.8%

*
Each stockholder may be contacted at our corporate offices unless otherwise indicated in the footnotes below.  The address of our corporate offices is 11201 SE 8th Street, Suite 200, Bellevue, WA 98004.

**	Less than one percent.
(1)
Consists of 41,071,672 shares of common stock held by or that will be held by EREF-TELA, LLC (“EREF”), 191,667,802 shares of common stock held by or that will be held by HCP-TELA, LLC (“HCPT”) and 54,762,229 shares of common stock held by or that will be held by CBG-TELA, LLC (“CBG”). As of July 16, 2010, EREF, HCPT and CBG hold, respectively, 32,213,252, 150,328,540 and 42,951,003 shares of common stock. Following the effectiveness of the Charter Amendment, EREF, HCPT and CBG will be issued the following additional shares of common stock, respectively: 8,858,420, 41,339,292 and 11,811,226. The additional shares of common stock are expected to be issued before the closing of the rights offering described in this prospectus. Hale Fund Management, LLC, a Delaware limited liability company (“HFM”), is the manager of each of EREF and CBG. Hale Capital Partners, LP, a Delaware limited partnership (“HCP”), is the managing member of HCPT. Hale Fund Partners, LLC, a Delaware limited liability company (“HFP”), is the general partner of HCP. Martin M. Hale, Jr., an individual, is the chief executive officer and sole owner of HFM and the managing member and sole owner of HFP, and as such, has the power to direct the vote and disposition of these shares. Mr. Hale and each of the foregoing entities, other than EREF, HCPT and CBG solely with respect to the common stock deemed beneficially owned by them respectively, disclaims ownership of all shares held by EREF, HCPT and CBG. This stockholder’s address is 570 Lexington Avenue, 49th Floor, New York, NY 10022.

(2)
Consists solely of shares of our common stock issuable upon exercise of options, except for (i) Mr. Davis whose beneficial ownership includes 20,000 shares that are issued and outstanding as to which Mr. Davis has shared voting and investment power; (ii) Mr. Johnson whose beneficial ownership includes 2,900,358 shares that are issued and outstanding and (iii) Mr. Quinn whose beneficial ownership includes 1,243,827 shares that are issued and outstanding.

(3)
Excludes shares held by CBG. Mr. C. Hale is the investment advisor to the Charles Hale Family 2009 Irrevocable Trust (the "Trust"). The Trust is a member of CBG, holding 25% of the membership units of CBG. See footnote 1 above for information regarding the holdings of our shares by CBG. HFM is the sole manager of CBG. Neither Mr. C. Hale nor the Trust has the power to vote or dispose of, or the power to direct the voting or disposition of, the shares owned by CBG, however, HFM is required to obtain the prior written consent of the members of CBG before disposing of the shares owned by CBG. While the members of CBG have the right to reject a decision concerning the disposition of securities held by CBG, including our shares, the Trust's ownership interest in CBG is not sufficient for the Trust to reject a dispositive decision on its own.  Mr. C. Hale therefore disclaims beneficial ownership of the shares held by CBG.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

On July 14, 2010, our board of directors and our stockholders, acting by written consent, approved an amendment to our certificate of incorporation to increase our authorized number of shares of common stock from 300,000,000 to 600,000,000. We filed a preliminary information statement on Schedule 14C with the Securities and Exchange Commission relating to the approval of the amendment by our stockholders acting by written consent. We expect to file the amendment with the Delaware Secretary of State, and thereby such amendment becoming effective, promptly following the lapse of the 20 calendar day period following the mailing of a definitive information statement to our stockholders.

Our preferred stock may be divided into such number or series as our board of directors may determine.  Our board of directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.  Our board of directors, within the limits and restrictions stated in any resolutions of our board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  The following summary is qualified in its entirety by reference to our certificate of incorporation, certificate of designation and bylaws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and are incorporated herein by this reference.

Common Stock

As of July 16, 2010, there were 282,560,714 shares of common stock outstanding that were held of record by approximately 123 stockholders.  Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  The common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. In addition, we are restricted from paying any dividends on our common stock under the terms of the 2010 notes. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and such other factors as our board of directors may deem appropriate.

We have reserved, subject to the effectiveness of the amendment to our certificate of incorporation to increase our authorized common stock, an aggregate of 102,587,743 shares of common stock for issuance pursuant to the terms of the 2010 Plan and outstanding securities that are exercisable for, convertible into or exchangeable for shares of our common stock. The terms of the 2010 Plan provides that to the extent that the total number of shares that may be issued under the plan have not been issued immediately prior to a change of control transaction, the committee that administers the plan shall grant such unissued shares in the form of awards under the plan immediately prior to such change of control transaction, subject to vesting provisions set forth in the plan and other terms and conditions of the awards determined by the committee.

Preferred Stock

As of July 16, 2010, we had no shares of preferred stock outstanding.

Provisions of Delaware Law and our Certificate of Incorporation and Bylaws with Anti-Takeover Implications

Certain provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us.  These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner or the corporation opts out of Section 203 as described below.  The term “business combination” generally includes, among other things, (a) any merger or consolidation, (b) an asset transfer, (c) a stock issuance or transfer that increases the interested stockholder’s proportionate share, (d) any other transaction that increases the interested stockholder’s proportionate share, and (e) any receipt by the interested stockholder of financial benefits provided by or through the corporation.  The term “interested stockholder” includes, with certain exceptions, a person or entity that owns 15% or more of the corporation’s voting stock, or an affiliate or associate of the corporation that owned 15% or more of the corporation’s voting stock at any time during the three years prior to the determination of interested stockholder status.  Section 203 prohibits a business combination between a corporation and an interested stockholder unless one of the following is true:

•
before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, not counting shares owned by persons who are directors and also officers, and, in some instances, shares owned by employee stock plans; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special stockholders meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original certificate of incorporation or an amendment to its certificate of incorporation or bylaws approved by its stockholders by the affirmative vote of a majority of shares entitled to vote.  We have not opted out, and do not currently intend to opt out, of Section 203.  This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

The provisions of our certificate of incorporation and our bylaws described below could discourage potential acquisition proposals for our company and could delay or prevent a change of control of our company.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal.  These provisions also are intended to discourage certain tactics that may be used in proxy fights.  However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.  Such provisions also may have the effect of preventing changes in our management.

Special Meetings of Stockholders

Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by our president and shall be called by our president or secretary at the request in writing of a majority of our board of directors, or at the request in writing of stockholders owning a majority in amount of our entire capital stock issued and outstanding and entitled to vote.  Because stockholders that do not own a majority in amount of our entire capital stock issued and outstanding and entitled to vote do not have the right to call a special meeting, a stockholder generally can not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to the time our president or a majority of our board of directors believes the matter should be considered or until the next annual meeting.  The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Blank-Check Preferred Stock

Our board of directors is authorized to issue, without any further vote or action by our stockholders, up to 10,000,000 shares of preferred stock in one or more series.  As a result, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stockholders or otherwise be in their best interest.

Limitations of Director Liability and Indemnification Directors, Officers and Employees

As permitted by Delaware Law, provisions in our certificate of incorporation limit or eliminate the personal liability of our directors.  Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not alter director liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission.

Our bylaws require us to indemnify our directors, officers, employees and agents to the extent permitted by Delaware law and, as described under “Certain Relationships and Related Transactions,” we have entered into indemnification agreements with each of our directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.  We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted.  We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The compensation committee of our board of directors has the authority to establish compensation for our executive officers.  Management makes recommendations with respect to executive compensation annually.  The compensation committee then reviews those recommendations in light of (i) past compensation, (ii) our operating objectives and financial position; and (iii) compensation paid to similarly situated executives at competing companies. Final approval of changes in executive compensation are made at the discretion of the compensation committee. To date, we have not engaged compensation consultants to assist in determining the amount or form of executive compensation.

The following table provides information regarding the compensation awarded to, earned by, or paid to Mr. Johnson, our chief executive officer, and Mr. Quinn, our chief financial officer, during the years ended December 31, 2008 and December 31, 2009. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

2009 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (3)	NonEquity Incentive Plan Compensation	All Other Compensation ($)	Total ($)
Douglas N. Johnson (1)	2009	221,539	--	202,585	97,800	--	521,924
CEO	2008	215,865	--	155,205	100,367	--	471,437
J. Paul Quinn (2)	2009	172,307	--	41,278	45,640	--	259,226
CFO	2008	111,058	--	43,864	52,500	--	207,422

(1)	Mr. Johnson was appointed as our chief executive officer on May 5, 2008. Prior to such appointment, Mr. Johnson served as president of our wholly-owned subsidiary, AccessLine Holdings, Inc.
(2)	Mr. Quinn was appointed as our chief financial officer on May 5, 2008.
(3)
This column represents the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting value for these awards and do not necessarily correspond to the actual value that may be realized by the named executive officer. The assumptions used in the calculation of these amounts are described in note 15 to our consolidated financial statements included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2010.

Employment Agreements With Our Named Executive Officers

We entered into employment agreements on April 28, 2008 with each of our named executive officers.  On July 1, 2009, we entered into amendment agreements to those employment agreements. The table below summarizes the material terms of the employment agreements, as amended.

Base Salary	The annual base salary for Mr. Johnson and Mr. Quinn is $225,000 and $175,000, respectively.
Annual Incentive Compensation
Each of Messrs. Johnson and Quinn are entitled to an annual incentive compensation payment up to 50% and 30%, respectively, of his base salary for the preceding fiscal year. See “Senior Management Incentive Plan—Base Incentive Plan,” below, for more information.

Severance
If we terminate their employment without cause, upon execution of a general release in favor of our company and compliance with post-termination obligations, each executive is entitled to receive a payment in an amount equal to 12 months of his then current base salary, payable in installments in accordance with our standard pay period practices.  If the termination of employment occurs within 12 months following a sale of our company or a merger, such executive is entitled to receive a payment in an amount equal to 12 months of his then current base salary plus 100% of his potential bonus, payable in installments in accordance with our standard pay period practices, and, if he adheres to the non-compete provision in his employment agreement, an additional lump sum payment of the same amount payable on the one year anniversary of termination. Certain actions, such as a reduction in responsibilities or base salary or a material reduction in benefits, other than reductions that are generally applicable to all of our executives, are deemed to be a termination of employment without cause.

Options
In connection with the entering into of their respective employment agreements, we granted Mr. Johnson and Mr. Quinn, respectively, an option to purchase 400,000 shares of our common stock and 175,000 shares of our common stock. Each option was granted under our 2005 Equity Incentive Plan. Subject to their continued employment and subject to full acceleration in connection with a change in control, the options vested as to 25% on April 28, 2009, and the balance vests ratably over the 36 month period thereafter. In addition, if we terminate their employment without cause, the option will continue to vest in accordance with its terms.

Incentive Compensation Approach

We believe that incentive compensation awards for senior executives, including Messrs. Quinn and Johnson, should be largely driven by our overall corporate performance. To this end, the compensation committee has established two incentive plans for our senior executives: the Base Incentive Plan and the Special Incentive Plan. Under each of these plans, after the end of the year, the compensation committee reviews our company’s revenue and adjusted EBITDA against revenue and adjusted EBITDA targets that are approved by our board of directors annually.  Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and stock-based and warrant compensation, charges related to changes in fair market value of warrant and beneficial conversion feature liabilities. Further information regarding each of these plans is set out below.

Senior Management Incentive Plans

Base Incentive Plan

Under the Base Incentive Plan, our senior executives may earn a bonus equal 30% to 50% of their base salary upon the achievement of revenue and adjusted EBITDA targets.  Subject to the exercise of discretion of the compensation committee discussed below, no bonus is earned under the Base Incentive Plan unless our company’s performance is at least 70% of the revenue and adjusted EBITDA targets established by our board of directors. The bonus is paid on a pro rata basis compared to our company’s performance against those targets.  For example, if our company’s performance is 90% of the performance target, our senior executives may earn a bonus equal to 90% of their eligible bonus. While overall financial results, as identified by revenue and adjusted EBITDA are key measures, the compensation committee exercises its discretion in determining the amount of bonus awards for senior executives, if any, under the Base Incentive Plan and takes into account how our company performed relative to competitors, customer satisfaction as measured by customer churn, how effectively management managed cash, new products developed and launched and development of new sales channels. The compensation committee considers these factors in light of matters beyond management’s control, such as economic factors.

Special Incentive Plan

Our compensation committee adopted the Special Incentive Plan in light of our company’s current capital structure, including the current stock price and the significant overhang created by our debentures.  The compensation committee determined that issuing additional equity incentives to our senior executives at the current stock price would result in substantial dilution to our stockholders.  In addition, the compensation committee determined that the amount of derivative securities we have outstanding impedes short term appreciation in outstanding equity awards, limiting the return on option awards and stock that our senior executives currently hold.  Under the Special Incentive Plan, our senior executives may earn an additional cash bonus equal to 30% to 50% of their base salary upon the achievement of revenue and adjusted EBITDA targets.  Compensation is not earned under the Special Incentive Plan unless our company’s performance is at least 95% of the revenue and adjusted EBITDA performance targets established by our board of directors, and the maximum bonus amount is earned if our company achieves 110% or more of the performance targets.  The Special Incentive Plan is a temporary plan, based on our company’s current position, to provide additional incentive for executive management to take the steps necessary to ensure our company’s operating success.  It was put in place for 2009 and is in place for 2010.  The compensation committee will evaluate our company’s position again in 2011 to determine whether the plan will continue.

Incentive Compensation Under the Incentive Plans

Under each of the Base Incentive Plan and the Special Incentive Plan, Messrs. Johnson and Quinn may receive a cash bonus of up to 50% and 30%, respectively, of his base salary for the preceding fiscal year.  Under both plans, such amounts are earned only if (1) our company achieves or exceeds board-approved targets, and (2) earning the bonus amounts does not cause our company to be in default of the adjusted EBITDA covenant contained in our outstanding debentures.

For 2009, the initial board-approved targets were $36.5 million of revenue and $1.7 million of adjusted EBITDA for our 2009 fiscal year. If our company’s performance met or exceeded the performance targets, and assuming the earning of the bonus does not cause our company to be in default of the adjusted EBITDA covenant contained in our outstanding debentures, the maximum amount Messrs. Johnson and Quinn could earn for 2009 under each incentive plan was $112,500 and $52,000, respectively. Our board of directors adjusted the performance target amounts in December 2009 to reflect the discontinuation of our video business. Our video business experienced a dramatic sales decline in 2009 as compared to prior years and the compensation committee determined that this decline was attributable to macroeconomic issues and not management performance.  As adjusted, the performance targets were $29.8 million of revenue and actual revenue for 2009 was $28.3 million or 95% of target.  With adjusted EBITDA, our board considered what amount of the actual full year adjusted EBITDA of -$379,000 actually reported was attributable to the discontinued video business and the result was management came in at 87% of the revised target.  In 2009, Messrs. Johnson and Quinn earned $97,800 and $45,640, respectively, under the Base Incentive Plan, but did not earn any amount under the Special Incentive Plan.

The payments to Messrs. Johnson and Quinn in respect of the Base Incentive Plan were deferred until our company was in a financial position to make such payments. As a condition to the completion of the transactions contemplated by the Hale Securities Purchase Agreement, on July 2, 2010, we entered into stock award agreements with our employees who had earned compensation under our senior management incentive plans that had yet to be paid, including Messrs. Johnson and Quinn.  The stock award agreements were entered into to eliminate all accrued and unpaid incentive compensation owed to those employees.  Under the terms of the stock award agreements, each employee received 30% of his or her accrued incentive compensation in cash, which amounts are being withheld to pay applicable withholding taxes, and the balance in unregistered shares of our common stock, calculated on the basis of one share being issued for every $0.03852 of incentive compensation owed. In the aggregate, we paid $147,230 in cash and we issued 8,918,421 shares of our common stock to employees in cancellation of $490,768 of earned and unpaid incentive compensation. We paid $41,932 and issued 2,540,062 shares of our common stock to Mr. Johnson and we paid $20,533 and issued 1,243,827 shares of our common stock to Mr. Quinn in cancellation of $139,776 and $68,446 of accrued and unpaid incentive compensation that we owed to Messrs. Johnson and Quinn, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2009.  None of our named executive officers hold any equity awards other than options.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END
	Option Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (3)	Option Exercise Price ($)	Option Expiration Date
Douglas N. Johnson	156,250	143,750	--	$0.07	11/26/17
	166,667	233,333	--	$0.07	4/28/18
	666,667	1,333,333	--	$0.07	12/17/18
J. Paul Quinn	72,917	102,083	--	$0.07	4/28/18
	17,708	32,292	--	$0.07	7/08/18
	183,333	366,667	--	$0.07	12/17/18

The terms of each award reflected in the table above, in accordance with the terms of our 2005 Equity Incentive Plan, provides that:

•
if any surviving corporation or acquiring corporation in an acquisition (as such term is defined below) refuses to assume any awards or to substitute similar awards for those outstanding under the plan, then, generally, with respect to awards that would otherwise vest and become exercisable within one year of the closing of the acquisition, the vesting of such awards will accelerate and be fully vested and exercisable at least 30 days before the closing of the acquisition; and

•
if our company undergoes an acquisition and the surviving corporation or acquiring corporation does assume such awards (or substitutes similar awards for those outstanding under the plan), then, generally, the vesting of each such award will accelerate and be fully vested and exercisable if any of the following events occurs within one month before or 18 months after the effective date of the acquisition:

o	the person’s employment is terminated without cause;
o
the employee terminates his/her service because the principal place of the performance of his/her responsibilities and duties of is changed to a location more than 50 miles from his/her existing work location; or

o	the employee terminates his/her employment because there is a material reduction in his/her responsibilities and duties.

For purposes of our 2005 Equity Incentive Plan, the term “acquisition” generally means any consolidation or merger of our company with or into any other entity in which our stockholders before such consolidation or merger own less than 50% of the voting power immediately after such consolidation or merger, or a sale of all or substantially all of our assets.

Director Compensation

Director compensation for our non-employee directors is established by our full board of directors, including any employee directors.  Director compensation for non-employee directors is established annually in advance with consideration given to (i) compensation paid to directors of similarly situated public companies and (ii) our financial resources.

During 2009, we compensated our non-employee directors by paying each of them $25,000 per annum, and Committee Chairmen $5,000 per annum, payable in quarterly installments, in addition to compensation for attending the meetings of our board of directors and of the committees of our board of directors. We will compensate our non-employee directors in a substantially similar manner during 2010.

In addition, on December 9, 2009, we also granted each of our non-employee directors an option to purchase 200,000 shares of our common stock at an exercise price of $0.06 per share.

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities by our non-employee directors for the fiscal year ended December 31, 2009. Other than as set forth below and the reimbursement of actual and ordinary out-of-pocket expenditures, we did not compensate any of our directors for their services as directors during the fiscal year ended December 31, 2009.

2009 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven J. Davis	58,500	--	8,640	--	--	--	67,140
James R. Everline (2)	58,500	--	8,640	--	--	--	67,140
David A. Rane	58,500	--	8,640	--	--	--	67,140
(1)
This column represents the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting value for these awards and do not necessarily correspond to the actual value that may be realized by the named executive officer. The assumptions used in the calculation of these amounts are described in note 15 to our consolidated financial statements included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2010.

(2)	Mr. Everline resigned from our board of directors effective July 13, 2010.

The table below discloses for each non-employee director the aggregate number of shares of our common stock subject to option awards outstanding at 2009 fiscal year end:

Steve J. Davis	400,000
James R. Everline	431,250
David A. Rane	400,000

DELIVERY OF DOCUMENTS TO
MULTIPLE STOCKHOLDERS SHARING AN ADDRESS

Some banks, brokers and other nominee record holders participate in the practice of “householding”. This means that only one copy of this Information Statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy to any stockholder upon written or oral request. To make such a request, please contact us at Telanetix, Inc., Corporate Secretary; 11201 SE 8th St. Suite #200, Bellevue, Washington 98004 or call us at 206-621-3500. Any stockholder who wants to receive separate copies of any future annual report, proxy statement or information statement, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his or her bank, broker, or other nominee record holder, or he or she may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the Securities and Exchange Commission. The reports and other information filed by us with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission as described below.

You may copy and inspect any materials that we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the Securities and Exchange Commission. Additionally, we make these filings available, free of charge, on our website at www.telanetix.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

As a matter of regulatory compliance, we are furnishing you this Information Statement which describes the purpose and effect of the approval of the amendment to the certificate of incorporation to increase the authorized shares of common stock and the adoption of the 2010 Equity Incentive Plan.  Your consent to the approval of the amendment to the certificate of incorporation and the 2010 Equity Incentive Plan is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders with information required by the rules and regulations of the Securities Exchange Act of 1934, as amended, and Section 228 of the Delaware General Corporation Law.

By order of the Board of Directors:

/s/ Douglas N. Johnson
Douglas N. Johnson
Chief Executive Officer and Director

August 9, 2010

EXHIBIT A

CHARTER AMENDMENT

Exhibit A

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
TELANETIX, INC.

Telanetix, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation") does hereby certify that:

FIRST:           The certificate of incorporation of the Corporation is hereby amended by deleting paragraph (a) of the Article Fourth thereof in its entirety and inserting the follow in lieu thereof:

"(a) The Corporation is authorized to issue a total of Six Hundred Ten Million (610,000,000) shares of stock.  Six Hundred Million (600,000,000) shares shall be designated "Common Stock" with a par value of $0.0001 per share and Ten Million (10,000,000) shares shall be designated "Preferred Stock" with a par value of $0.0001 per share."

SECOND:     That the foregoing amendment of the certificate of incorporation has been duly approved by the board of directors of the Corporation.

THIRD:          That in lieu of a meeting and vote of stockholders, the stockholders by the written consent of holders of a majority of the outstanding voting securities of the Corporation have consented to said amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

FOURTH:      That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by Douglas N. Johnson, its duly appointed chief executive officer, this ___ day of _________, 2010.

By: ___________________________________
  Douglas N. Johnson, Chief Executive Officer

EXHIBIT B

2010 PLAN

Exhibit B

TELANETIX, INC.

2010 STOCK INCENTIVE PLAN

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards.  The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)
Affiliate:  With respect to any Person, any entity directly or indirectly controlling, controlled by , or under common control with, the such Person and, as to the Company, any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	Award: An Option or Other Stock-Based Award granted pursuant to the Plan.

(d)	Board: The Board of Directors of the Company.

(e)	Change of Control: The occurrence of any of the following events:

(i) sale of all or substantially all of the assets of the Company to a Person who is not Hale or an Affiliate of Hale, (ii) a sale Shares by the Company, Hale or any of their respective Affiliates resulting in more than 50% of the voting stock of the Company being held by a Person that does not include Hale or any of its Affiliates or (iii) a merger or consolidation of the Company into another Person which is not Hale or an Affiliate of Hale; if and only if any such event listed in (i) through (iii) above results in the inability of Hale to elect a majority of the Board or of the resulting entity.

(f)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	Committee: The Compensation Committee of the Board.

(h)	Company: Telanetix, Inc., a Delaware corporation.

(i)	Effective Date: The date the Board approves the Plan, or such later date as is designated by the Board.

(j)
Fair Market Value:  On a given date, (i) for any security as of any date, the last closing trade price for such security on the principal securities exchange or trading market for such security (the "Principal Market") , as reported by Bloomberg Financial Markets ("Bloomberg") , or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Fair Market Value of such security on such date shall be the fair market value established by the Committee in good faith.

(k)	Hale means Hale Capital Partners, L.P. and its Affiliates.

(l)
Invested Capital means the amount of capital invested by Hale in the Company and its subsidiaries, whether in the form of debt, equity or otherwise, but excluding investments by Hale made by open market purchases of Shares on the principal trading market for the Shares.

(m)	Option: A stock option granted pursuant to Section 6 of the Plan.

(n)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(o)	Other Stock-Based Awards: Awards granted pursuant to Section 7 of the Plan.

(p)	Participant: An employee, director or consultant who is selected by the Committee to participate in the Plan.

(q)	Person: A "person," as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(r)	Plan: The Telanetix, Inc. 2010 Stock Incentive Plan.

(s)	Shares: Shares of common stock of the Company.

3. Shares Subject to the Plan

(a)
Shares Subject to Plan.  The total number of Shares which may be issued under the Plan is 89,189,859.  The maximum number of Shares for which Options may be granted during a calendar year to any Participant shall be 18,000,000.  Seventy percent (70%) of the Shares issuable under the Plan shall be granted as Options as soon as practicable following the Effective Date of the Plan, subject to the approval of the Plan by the shareholders of the Company pursuant to the option agreement attached hereto as Exhibit A.  The Shares may consist, in whole or in part, of unissued Shares or treasury Shares.  If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares (the “Returned Shares”), such Shares shall, to the extent of such forfeiture, expiration or termination, again be available for issuance under the Plan.  To the extent that the total number of Shares that may be issued under the Plan have not been issued immediately prior to a Change of Control, the Committee shall grant such unissued Shares in the form of Awards under the Plan immediately prior to such Change of Control, subject to vesting set forth in Section 3(b) below and other terms and conditions of the Awards determined by the Committee.

(b)
Reserved Shares.  The remaining thirty percent (30%) of the Shares subject to the Plan plus any Returned Shares (collectively, the “Reserved Shares”) will be reserved for future grants of Awards.  The Reserved Shares shall be granted as Awards under the Plan.  Notwithstanding any other provision in the Plan, any grant of an Award with respect to the Reserved Shares shall vest as follows:

(i) Fifty percent (50%) of the Reserved Shares subject to an Award (the “Tranche 1 Shares”) shall vest (the “Tranche 1 Vesting Date”) upon Hale receiving cash proceeds in return on its Invested Capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries which cash proceeds equal no less than one times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually (the "Tranche 1 Return"), and subject to the Participant's continued employment in good standing with the Company on the Tranche 1 Vesting Date.  Notwithstanding the foregoing and the failure of Hale to have achieved the Tranche 1 Return, Tranche 1 Shares shall vest with respect to ten percent (10%) of such Tranche 1 Shares on each of the first, second and third anniversaries of the Effective Date, irrespective of whether such Tranche 1 Shares were issued as of such dates (e.g. if Tranche 1 Shares are granted on the fourth anniversary of the Effective Date, 30% of such grant shall vest upon grant), subject to the Participant's continued employment in good standing with the Company on each such anniversary.

(ii) Sixteen and sixty-fifth one hundredths percent (16.65%) of the Reserved Shares subject to an Award (the “Tranche 2 Shares”) shall vest (the “Tranche 2 Vesting Date”) upon Hale receiving cash proceeds in return on its Invested Capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries which cash proceeds equal no less than two times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually  and subject to the Participant's continued employment in good standing with the Company on the Tranche 2 Vesting Date.

(iii) Sixteen and sixty-fifth one hundredths percent (16.65%) of the Reserved Shares subject to an Award (the “Tranche 3 Shares”) shall vest (the “Tranche 3 Vesting Date”) upon Hale receiving cash proceeds in return on its Invested Capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries which cash proceeds equal no less than three times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually  and subject to the Participant's continued employment in good standing with the Company on the Tranche 3 Vesting Date.

(iv) Sixteen and seventieth one hundredths percent (16.7%) of the Reserved Shares subject to an Award (the “Tranche 4 Shares”) shall vest (the “Tranche 4 Vesting Date”) upon Hale receiving cash proceeds in return on its Invested Capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries which cash proceeds equal no less than  four times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually  and subject to the Participant's continued employment in good standing with the Company on the Tranche 4 Vesting Date.

(c)
Termination of Employment.  In the event the Participant’s employment with the Company is terminated for any reason, the Participant shall forfeit any unvested Award and such portion of the Award shall be null and void and of no force or effect.

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto).  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan (but not the terms of the Plan), and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).  The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan.  The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award.

5. Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

Options granted under the Plan shall be non-qualified stock options for federal income tax purposes and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)
Option Price.  The Tranche 1 Shares shall have an Option Price of $0.038520 per Share.  The Tranche 2 Shares shall have an Option Price of $0.07704 per Share.  The Tranche 3 Shares shall have an Option Price of $0.07704 per Share.  The Tranche 4 Shares shall have an Option Price of $0.07704 per Share.

(b)
Exercisability.  Subject to the vesting conditions set forth in Section 3(b) of the Plan, Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.  To the extent that the Option Price of an Option is less than Fair Market Value as of the date of grant, the exercisability of the Option shall comply with Section 409A of the Code or fall within an exception under Section 409A of the Code.

(c)
Exercise of Options.  Except as otherwise provided in the Plan or in an Option agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence.  The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant  (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) such other method approved by the Committee.  No Participant shall have any rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

7. Other Stock-Based Awards.  Subject to the consent of Hale, the Committee may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares ("Other Stock-Based Awards").  Such Other Stock-Based Awards shall vest in accordance with Section 3(b) of the Plan.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan and Hale’s consent, the Committee shall determine (a) the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, (b) whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares and (c) and all other terms and conditions of such Awards (other than the vesting provisions, which shall be as set forth in Section 3(b) of the Plan, and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

8. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)
Generally.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee, without liability to any person, shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

(b)
Change of Control. In the event of a Change of Control after the Effective Date, the Committee may, with the consent of Hale, provide for (i) the termination of an Award upon the consummation of the Change of Control, but only if such Award has vested and been paid out or the Participant has been permitted to exercise the Award in full for a period of not less than 10 days prior to the Change of Control, (ii) acceleration of all or any portion of an Award, (iii) the payment of any amount (in cash or, in the discretion of the Committee, in the form of consideration paid to shareholders of the Company in connection with such Change of Control) in exchange for the cancellation of such Award which, in the case of Options, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options over the Option Price of such Options, and/or (iv) issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

9. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service or consulting relationship of a Participant and shall not lessen or affect the Company's or Affiliate's right to terminate the employment or service or consulting relationship of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

10. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

11. Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution; provided that any transferees shall be subject to the terms and conditions of the Award.  An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

12. Amendments or Termination

With the consent of Hale, the Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (a) without the approval of the shareholders of the Company, would (except as is provided in Section 8 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

13. Tax Withholding.

The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Award, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan.  The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant's minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

14. Compliance with Section 409A of the Code.

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

15. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

16. Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.